Exhibit 99.1

David Meline Joins Moderna as Chief Financial Officer

CAMBRIDGE, Mass., June 4, 2020 — Moderna, Inc., (Nasdaq: MRNA) a clinical stage biotechnology company pioneering messenger RNA (mRNA) therapeutics and vaccines to create a new generation of transformative medicines for patients, today announced that David Meline has joined Moderna as Chief Financial Officer, effective Monday, June 8, 2020. He will serve on Moderna’s Executive Committee and report to Chief Executive Officer Stéphane Bancel.

“I am pleased to welcome David to Moderna as our Chief Financial Officer and to the Executive Committee. As we prepare for the Phase 3 studies of our SARS-CoV-2 vaccine and our CMV vaccine, we are entering another critical phase for the Company. We have started to build commercial capabilities and started to set up commercial subsidiaries in several countries,” said Stéphane Bancel, Chief Executive Officer of Moderna. “David’s global biopharmaceutical industry and commercial experience along with his track record as CFO of Amgen for the last 6 years and before that, as CFO of 3M, make him a great addition to our team. I look forward to partnering with David to grow Moderna to a global enterprise focused on development and delivery of novel therapeutics and vaccines.”

Mr. Meline joins Moderna from Amgen (Nasdaq: AMGN), where he served as Chief Financial Officer and EVP from 2014 through 2019. At Amgen, he was responsible for all finance, information systems and global business services activities across 100 countries. In this role, Mr. Meline led enterprise-wide transformation while increasing growth and productivity and reducing development cycle time. Prior to Amgen, Mr. Meline spent six years at 3M Company (NYSE: MMM), where he most recently served as CFO and Senior Vice President and was responsible for all 3M financial activities across 70 countries of operation. Previously, Mr. Meline held numerous leadership positions at General Motors, including Vice President and CFO for GM North America. During his tenure at GM, Mr. Meline lived and worked on five continents.

“With its impressive mRNA platform demonstrating promise across multiple diseases, Moderna is in a unique position to accelerate its business development and entry to markets around the world,” said Mr. Meline. “I look forward to joining the Moderna team to help the company enter this new phase of growth and assist the full build out of its business model, including positive impact on large populations and entry into new geographies.”

Mr. Meline received his Master of Business Administration in finance from the University of Chicago, his Master of Science in economics from the London School of Economics and his Bachelor of Science in mechanical engineering from Iowa State University.

In Moderna’s May 7th quarterly press release, Dr. Lorence Kim, Moderna’s current CFO, announced plans to depart from Moderna in August 2020, after six years of service. Dr. Kim will continue to report to Mr. Bancel until his departure in August as he helps to ensure a smooth transition of the CFO role to Mr. Meline.

“As we begin the transition of the CFO role, I would again like to thank Lorence for his tremendous impact on Moderna’s success over the last six years,” Mr. Bancel said. “Lorence brought unique skills and made vital contributions in helping to build Moderna from a private pre-clinical development stage company to a public late development stage company. I have enjoyed having him as my partner.”

About Moderna

Moderna is advancing messenger RNA (mRNA) science to create a new class of transformative medicines for patients. mRNA medicines are designed to direct the body’s cells to produce intracellular, membrane or secreted proteins that can have a therapeutic or preventive benefit and have the potential to address a broad spectrum of diseases. The company’s platform builds on continuous advances in basic and applied mRNA science, delivery technology and manufacturing, providing Moderna the capability to pursue in parallel a robust pipeline of new development candidates. Moderna is developing therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases, cardiovascular diseases, and autoimmune and inflammatory diseases, independently and with strategic collaborators.

Headquartered in Cambridge, Mass., Moderna currently has strategic alliances for development programs with AstraZeneca PLC and Merck & Co., Inc., as well as the Defense Advanced Research Projects Agency (DARPA), an agency of the U.S. Department of Defense, and the Biomedical Advanced Research and Development Authority (BARDA), a division of the Office of the Assistant Secretary for Preparedness and Response (ASPR) within the U.S. Department of Health and Human Services (HHS). Moderna has been named a top biopharmaceutical employer by Science for the past five years. To learn more, visit www.modernatx.com.

Moderna Contacts

Media:

Colleen Hussey

Senior Manager, Corporate Communications

203-470-5620

Colleen.Hussey@modernatx.com

Investors:

Lavina Talukdar

Head of Investor Relations

617-209-5834

Lavina.Talukdar@modernatx.com